Exhibit 99.1

Hercules Capital Announces Fourth Quarter and Full-Year 2017

Financial Results and Quarterly Distribution of $0.31 per Share

Company Achieves Record Year for Total Investment Income, Net Investment Income

from Investment Portfolio, Total Investment Assets and Total Debt Investments

Acquires $125.8 Million Strategic Venture Loan Portfolio from Ares Capital

Highly Asset Sensitive Debt Investment Portfolio Stands to Benefit From Any Further

Rate Increases by the Federal Reserve Benchmark Interest Rate

$23.0 Million, or $0.28 per Share, of Projected 2017 Earnings Spillover, for a Fourth

Consecutive Year of Earnings Spillover(1)

Q4 2017 Financial Achievements and Highlights

•	Net Investment Income “NII” of $24.5 million, or $0.29 per share, which includes the one-time impact of $2.4 million, or $0.03 per share, associated with the $75.0 million 2024 Notes redemption plus the non-recurring interest overlap due to the 30-day redemption period

•	Adjusted NII of $26.9 million, or $0.32(2) per share

•	Total Investment Income of $50.2 million, up 5.7% year-over-year

•	New Debt and Equity Commitments of $330.5 million, up 55.1% year-over-year

•	Total Gross Fundings of $277.4 million, up 26.6% year-over-year

•	Unscheduled principal repayments or “early loan pay-offs” of $124.2 million

•	Distributable Net Operating Income “DNOI,” a non-GAAP measure, of $26.1 million, or $0.31 per share

•	Adjusted DNOI of $28.5 million, or $0.34(3) per share

•	14.2% GAAP Effective Yields

•	$286.3 million of available liquidity for future portfolio and earnings growth, subject to existing terms and covenants

•	Regulatory leverage of 72.9% and net regulatory leverage, a non-GAAP measure, of 62.0%(3)

•	Total Shareholder Returns “TSR” of 1.8%, 165.8% and 222.8%, for one, five and seven-years, respectively, as of December 31, 2017

•	12.0% Return on Average Equity “ROAE” (NII/Average Equity)

•	6.3% Return on Average Assets “ROAA” (NII/Average Assets)

Fiscal-Year 2017 Financial Achievements and Highlights

•	Record Total Investment Income of $190.9 million, an increase of 9.0%, compared to $175.1 million in the prior year

•	NII of $96.4 million, or $1.16 per share, compared to $100.3 million(4), or $1.34 per share, in the prior year

•	Record Total Investment Assets of $1.54 billion, at value, an increase of 8.3%, compared to $1.42 billion in the prior year

•	Record Total Debt Investments of $1.42 billion, at fair value, an increase of 6.6%, compared to $1.33 billion in the prior year

•	Debt and Equity Commitments of $881.9 million, up 8.0% year-over-year

•	Total Gross Fundings of $764.7 million, up 12.4% year-over-year

•	During 2017, the Company enhanced its liquidity by:

•	Raising $230.0 million in 4.375% Convertible Notes due 2022

•	Raising $150.0 million in its first investment grade bond offering of 4.625% Notes due 2022 (the “2022 Notes”)

•	Received reaffirmed investment grade credit and corporate ratings of BBB- from Standard & Poor’s and BBB+ from Kroll Bond Rating Agency

(1)	Per share calculation based on weighted shares of common stock outstanding of 83.8 million

(2)	Excludes the one-time impact of $2.4 million, or $0.03 per share, associated with the $75.0 million 2024 Notes redemption plus the non-recurring interest overlap due to the 30-day notice redemption period

(3)	Net regulatory leverage is defined as regulatory leverage less cash balance at period end

(4)	Amount includes the one-time benefit of a litigation settlement of $8.0 million

PALO ALTO, Calif., February 22, 2018 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty financing provider to innovative venture growth stage companies backed by leading venture capital firms, today announced its financial results for the fourth quarter and fiscal-year ended December 31, 2017.

The Company announced that its Board of Directors has declared a fourth quarter cash distribution of $0.31 per share, that will be payable on March 12, 2018, to shareholders of record as of March 5, 2018.

“2017 was an outstanding year for Hercules in which we consistently delivered strong financial and operational results,” said Manuel A. Henriquez, founder, chairman and chief executive officer of Hercules. “Our success is a testament to the strength of our team, our disciplined credit selection and strong brand recognition. We finished the year with record results and earnings spillover of $23.0 million, or $0.28 per share, for the fourth consecutive year of earnings spillover. Notably, our total investment income reached a record $190.9 million, driven by $1.42 billion in total debt investments and average effective yields for the year of 14.2%. We finished strong with a remarkable fourth quarter operating performance on both a GAAP and non-GAAP basis with adjusted NII per share of $0.32, which excluded the one- time cost of the partial redemption of $75.0 million of our 2024 Notes. We also maintained an outstanding return on average equity “ROAE” of 12.0%, driven by $330.5 million and $ 881.9 million in new commitments, quarterly and annually, respectively. We finished 2017 with a very strong liquidity position and we remain well positioned to continue growing our debt investment portfolio. This also gives us the ability to pursue other strategic opportunities for growth, subject of course, to continued favorable market conditions and normalized levels of early loan payoffs.”

Henriquez continued, “While 2017 was challenging year for the BDC industry overall in terms of portfolio growth, credit quality and credit spreads compression driven by enormous excess liquidity, I am very proud of the fact that we were able to deliver $881.9 million of new commitments and gross fundings of $764.7 million while successfully absorbing and offsetting the adverse impact of a record $505.6 million of early loan payoffs. We were able to accomplish this while still maintaining our strong credit underwriting focus and average funding spreads. This achievement speaks to our team’s capabilities and the strength of our platform as the largest BDC venture lender.”

Q4 2017 Review and Operating Results

Growth of Debt Investment Portfolio

Hercules achieved another strong quarter, having successfully extended new debt and equity commitments and fundings to twenty (20) new companies and five (5) existing companies, totaling $330.5 million, and $277.4 million, respectively.

During the quarter, Hercules realized higher-than-anticipated early loan pay-offs of $124.2 million, along with normal scheduled amortization of $26.5 million, or $150.7 million in total debt repayments.

Net debt investment portfolio growth during the fourth quarter, on a cost basis, was $125.7 million, driven by a higher volume of newly funded commitments coupled with the acquisition of select venture debt investments from Ares Capital.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter and year-over-year are highlighted below:

Total Investment Portfolio: Q3 2017 to Q4 2017

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 9/30/17	$1,314.3	$135.2	$39.5	$1,489.0

New fundings(a)	271.2	2.2	4.0	277.4
Warrants not related to Q4 2017 fundings	—	—	0.2	0.2
Early payoffs(b)	(124.2)	—	—	(124.2)
Principal payments received on investments	(26.5)	—	—	(26.5)
Net changes attributed to conversions, liquidations, and fees	5.2	(1.2)	(0.1)	3.9

Net activity during Q4 2017	125.7	1.0	4.1	130.8

Balances at Cost at 12/31/17	$1,440.0	$136.2	$43.6	$1,619.8

Balances at Value at 9/30/17	$1,300.1	$84.3	$32.7	$1,417.1

Net activity during Q4 2017	125.7	1.0	4.1	130.8
Net change in unrealized appreciation / (depreciation)	(9.8)	4.1	—	(5.7)

Net activity during Q4 2017	115.9	5.1	4.1	125.1

Balances at Value at 12/31/17	$1,416.0	$89.4	$36.8	$1,542.2

(a)	New fundings amount includes $4.8 million total new fundings associated with revolver loans during Q4 2017
(b)	Unscheduled paydowns include $10.2 million paydown on revolvers during Q4 2017

Total Investment Portfolio: Q4 2016 to Q4 2017

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 12/31/16	$1,384.9	$81.6	$45.0	$1,511.5

New fundings(a)	751.0	6.7	7.1	764.8
Warrants not related to 2017 fundings	—	—	0.6	0.6
Early payoffs(b)	(505.6)	—	—	(505.6)
Principal payments received on investments	(119.5)	—	—	(119.5)
Net changes attributed to conversions, liquidations, and fees	(70.8)	47.9	(9.1)	(32.0)

Net activity during 2017	55.1	54.6	(1.4)	108.3

Balances at Cost at 12/31/17	$1,440.0	$136.2	$43.6	$1,619.8

Balances at Value at 12/31/16	$1,328.8	$67.7	$27.5	$1,423.9

Net activity during 2017	55.1	54.6	(1.4)	108.3
Net change in unrealized appreciation / (depreciation)	32.1	(32.8)	10.7	10.0

Balances at Value at 12/31/17	$1,416.0	$89.4	$36.8	$1,542.2

(a)	New fundings amount includes $25.0 million total new fundings associated with revolver loans during 2017.
(b)	Unscheduled paydowns include $20.7 million paydown on revolvers during 2017.

Debt Investment Portfolio Balance

(in millions)	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Ending Balance at Cost	$1,440.0	$1,314.3	$1,324.0	$1,399.2	$1,384.9
Weighted Average Balance	$1,413.0	$1,300.0	$1,298.0	$1,381.0	$1,322.0

As of December 31, 2017, 79.9% of the Company’s debt investments were in a “true first-lien” senior secured position.

Effective Portfolio Yield and Stable Core Portfolio Yield (“Core Yield”)

Effective Yields on our debt investment portfolio were 14.2% during Q4 2017, up slightly from the previous quarter of 14.1%, due to a higher level of early loan pay-offs. We had $124.2 million of early loan pay-offs in Q4 2017 compared to $114.7 million in Q3 2017, or an increase of 8.3%. Our effective portfolio yields generally include the effects of fees and income accelerations attributed to early loan payoffs, and other one-time events. Our effective yields are materially impacted by elevated levels of early loan pay-offs and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core Yields were 12.5% during Q4 2017, at the high end of our 2017 expected normalized levels of 11.5% to 12.5%, and relatively flat compared to Q3 2017 core yields of 12.6%. Hercules defines Core Yield as yields that generally exclude any benefit from income related to early debt repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased 5.7% for Q4 2017 to $50.2 million, compared to $47.5 million in Q4 2016. The increase is primarily attributable to debt investment portfolio growth, a greater weighted average principal outstanding of the Company’s debt investment portfolio between the periods, and higher than expected levels of early loan pay-offs.

Non-interest and fee expenses increased to $12.6 million in Q4 2017 versus $12.3 million for Q4 2016. This was primarily due to an increase in variable compensation related to origination activities and stock-based compensation.

Interest expense and fees were $13.0 million in Q4 2017, compared to $10.1 million in Q4 2016. The increase was primarily due to the one-time non-cash acceleration of unamortized fees associated with the $75.0 million 2024 Notes redemption plus the non-recurring interest overlap due to the 30-day notice redemption period, totaling $2.4 million, or $0.03 per share.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 6.4% in Q4 2017 versus 5.9% during Q4 2016. The increase between comparative periods was primarily driven by the impact of the accelerations of unamortized deferred financing costs from the full and partial redemptions on our 7.00% notes due 2019, 6.25% notes due 2024 (the “2024 Notes”) and fixed rate asset-backed notes 2021, respectively.

NII – Net Investment Income

NII for Q4 2017 was $24.5 million, or $0.29 per share, based on 83.8 million basic weighted average shares outstanding, compared to $33.1 million, or $0.43 per share, based on 76.9 million basic weighted average shares outstanding in Q4 2016.

Adjusted NII for Q4 2017 was $26.9 million, or $0.32 per share, which excludes the one-time cost associated with the $75.0 million redemption of the 2024 Notes plus the additional 30- day notice interest expense, compared to adjusted NII for Q4 2016 of $25.1 million, or $0.33 per share, which excludes the one-time benefit of the litigation income of $8.0 million, which was a 7.0% increase over Q4 2016.

This change in NII and adjusted NII is primarily attributable to the increase in the weighted average loan balance and higher than expected levels of early loan pay-offs year-over-year.

DNOI - Distributable Net Operating Income

DNOI, a non- GAAP measure, for Q4 2017 was $26.1 million or $0.31 per share, compared to $34.5 million, or $0.45 per share, in Q4 2016.

DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it measures Hercules’ operating performance, exclusive of employee stock compensation, which represents expense to the Company, but does not require settlement in cash. DNOI includes income from payment-in-kind, or “PIK”, and back-end fees that are generally not payable in cash on a regular basis, but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through December 31, 2017, (including net loan, warrant and equity activity) on investments, totaled ($29.0) million, on a GAAP basis, spanning 14 years of investment activities.

When compared to total new debt investment commitments during the same period of over $7.3 billion, the total realized gain/(loss) since inception of ($29.0) million represents approximately 40 basis points “bps,” or 0.40%, of cumulative debt commitments, or an effective annualized loss rate of 3 bps, or 0.03%.

Realized Gains/(Losses)

During Q4 2017, Hercules had a net realized gain of $0.2 million, which included gross realized gains of $1.3 million. These gains were offset by gross realized losses of $1.1 million primarily from the write-off of a debt investment in one (1) portfolio company.

Unrealized Appreciation/ (Depreciation)

A break-down of the net unrealized appreciation/(depreciation) in the investment portfolio is highlighted below:

	Three Months Ended December 31, 2017
(in millions)	Debt	Equity	Warrants	Total
Collateral Based Impairments	$(8.0)	$(1.4)	$(0.1)	$(9.5)
Reversals of Prior Period Collateral Based Impairments	1.7	—	0.1	1.8
Reversals due to Debt Payoffs & Warrant/Equity Sales	0.2	0.9	—	1.1

Sub-total Impairments and Reversals	(6.1)	(0.5)	—	(6.6)
Fair Value Market/Yield Adjustments*
Level 1 & 2 Assets	—	1.8	1.2	3.0
Level 3 Assets	(3.7)	2.8	(1.2)	(2.1)

Sub-total Fair Value Market/Yield Adjustments	(3.7)	4.6	—	0.9

Total Net Unrealized Appreciation/(Depreciation)	$(9.8)	$4.1	—	$(5.7)

*	Excludes unrealized depreciation from escrow receivable and taxes payable

During Q4 2017, we recorded $5.7 million of net unrealized depreciation from our debt, equity, and warrant investments. Approximately $9.8 million was attributed to net unrealized depreciation on our debt investments which was primarily related to $8.0 million in unrealized depreciation for collateral-based impairments.

Approximately $4.1 million was attributed to net unrealized appreciation on our equity investments which was primarily related to $4.6 million of appreciation in fair market value adjustments on our public equity portfolio related to portfolio company performance.

Portfolio Asset Quality

As of December 31, 2017, the weighted average grade of the debt investment portfolio continued to show signs of improvement of 2.17, on a cost basis, compared to 2.24 as of September 30, 2017, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital, thereby increasing our Grade 3-rated investments.

Additionally, we may downgrade our portfolio companies, from time to time, if they are not meeting our financing criteria, underperforming relative to their respective business plans, or approaching an additional round of new equity capital investment. It is expected that venture growth stage companies typically require multiple additional rounds of equity capital, generally every 9-14 months, since they are not generating positive cash flows for their operations.

Various companies in our portfolio will require additional rounds of funding from time to time to maintain their operations.

As of December 31, 2017, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q4 2017—Q4 2016 ($ in millions)

	Q4 2017		Q3 2017		Q2 2017		Q1 2017		Q4 2016
Grade 1 - High	$345.2	24.4%	$190.0	14.6%	$267.1	20.7%	$260.2	19.8%	$275.8	20.8%
Grade 2	$583.0	41.2%	$696.2	53.6%	$613.7	47.6%	$591.7	45.1%	$590.5	44.4%
Grade 3	$443.8	31.3%	$370.9	28.5%	$315.2	24.5%	$356.9	27.2%	$329.4	24.8%
Grade 4	$41.7	2.9%	$43.0	3.3%	$87.0	6.8%	$78.9	6.0%	$58.9	4.4%
Grade 5 - Low	$2.3	0.2%	$—	0.0%	$4.6	0.4%	$24.2	1.9%	$74.2	5.6%

Weighted Avg.	2.17		2.24		2.27		2.43		2.41

Non-Accruals

Non-accruals stayed relatively flat for the fourth quarter of 2017. As of December 31, 2017, the Company had five (5) debt investments on non-accrual with a cumulative investment cost and fair value of approximately $14.8 million and $0.3 million, respectively, or 0.9% and 0.0% as a percentage of our total investment portfolio at cost and value, respectively. Compared to September 30, 2017, the Company had five (5) debt investments on non-accrual with cumulative investment cost and fair value of approximately $14.0 million and $3.0 million, respectively, or 0.9% and 0.2% as a percentage of our total investment portfolio at cost and value, respectively.

	Q4 2017	Q3 2017	Q2 2017	Q1 2017	Q4 2016
Total Investments at Cost	$1,619.8	$1,489.0	$1,501.1	$1,525.1	$1,511.5
Loans on non-accrual as a % of Total Investments at Value	0.0%	0.2%	0.3%	1.3%	0.4%
Loans on non-accrual as a % of Total Investments at Cost	0.9%	0.9%	2.9%	7.0%	2.9%

Liquidity and Capital Resources

The Company ended Q4 2017 with $286.3 million in available liquidity, including $91.3 million in unrestricted cash and cash equivalents, and $195.0 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

On October 23, 2017, the Company issued $150.0 million in aggregate principal amount of 2022 Notes. The 2022 Notes were issued pursuant to an Indenture, dated October 23, 2017, between Hercules and U.S. Bank, National Association, as trustee. The sale of the 2022 Notes generated net proceeds of approximately $147.5 million, including a public offering discount of $826,500. Aggregate estimated offering expenses in connection with the transaction, including the underwriter’s discount and commissions of approximately $975,000, were approximately $1.7 million.

On October 24, 2017, the Company announced a partial redemption of $75.0 million of outstanding aggregate principal amount of the 2024 Notes. The Company redeemed this portion of the 2024 Notes on November 23, 2017. The one-time impact was $2.4 million, or $0.03 per share, associated with the $75.0 million 2024 Notes redemption plus the non-recurring interest overlap due to the 30 day-notice redemption period.

Subsequent to December 31, 2017, and as of February 16, 2018, the Company sold 478,000 shares of common stock for total accumulated net proceeds of approximately $6.2 million, including $56,000 of offering expenses, under the Equity Distribution Agreement. As of February 16, 2018, approximately 9.9 million shares remain available for issuance and sale under the equity ATM program.

Bank Facilities

As of December 31, 2017, Hercules has two committed credit facilities with Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE: WFC) (the “Wells Fargo Facility”), and Union Bank (the “Union Bank Facility”) for $120.0 million and $ 75.0 million, respectively. The Wells Fargo and Union Bank Facilities both include an accordion feature that enables the Company to increase the existing facilities to a maximum value of $300.0 million and $200.0 million, respectively, or $ 500.0 million in aggregate. Pricing at December 31, 2017 under the Wells Fargo Facility and Union Bank Facility were both LIBOR+3.25% with no LIBOR floor. There were no outstanding borrowings under either facility at December 31, 2017.

Leverage

Hercules’ regulatory leverage, or debt to equity ratio, excluding our Small Business Administration “SBA” debentures, was 72.9% and net regulatory leverage (excluding cash of approximately $91.3 million), a non-GAAP measure, was 62.0%, as of December 31, 2017. Hercules’ GAAP leverage ratio, including our SBA debentures, was 84.6%, as of December 31, 2017.

Hercules has an order from the Securities and Exchange Commission (“SEC”) granting it exemptive relief, thereby allowing it to exclude from its regulatory leverage limitations (1:1) of all its outstanding SBA debentures of $190.2 million, providing the Company with the potential capacity to add leverage of $228.3 million to its balance sheet as of December 31, 2017, bringing the maximum potential leverage to approximately $1.0 billion, or 122.6% (1.23:1), if it had access to such additional leverage.

Available Unfunded Commitments – Representing only 5.1% of debt investment balance, at cost

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select Company’s portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of December 31, 2017, the Company had $73.6 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 5.1% of Hercules’ debt investment balance, at cost. This increased from the previous quarter of $46.3 million of available unfunded commitments at the request of the portfolio company or 3.5% of Hercules’ debt investment balance, at cost.

Existing Pipeline and Signed Term Sheets

After closing $330.5 million in new commitments in Q4 2017, Hercules finished Q4 2017 with $122.0 million in signed non-binding term sheets outstanding. Since the close of Q4 2017 and as of February 20, 2018, Hercules closed debt and equity commitments of $52.4 million to new and existing portfolio companies and funded $48.0 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non- binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of December 31, 2017, the Company’s net assets were $841.0 million, compared to $836.3 million at the end of Q3 2017. NAV per share decreased to $9.96 on 84.4 million outstanding shares as of December 31, 2017, compared to $10.00 on 83.6 million outstanding shares as of September 30, 2017. The decrease in NAV per share was primarily attributed to an increase in shares outstanding between the two periods.

High Asset Sensitivity – Expected Increase in Prime Rate Will Benefit Hercules Significantly – Will Help Drive Future Earnings Growth

Hercules has purposely constructed an asset sensitive debt investment portfolio and has structured its debt borrowings for any eventual increases in market rates that may occur in the near future. With 96.4% of our debt investment portfolio being priced at floating interest rates as of December 31, 2017, with a Prime or LIBOR-based interest rate floor, coupled with 100% of our outstanding debt borrowings bearing fixed interest rates, this leads to higher net investment income to our shareholders.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of December 31, 2017, the following table shows the approximate annualized increase in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program.

We expect each 25-bps increase in the Prime Rate to contribute approximately $3.2 million, or $0.04 per share, of net investment income annually.

(in thousands) Basis Point Change	Interest Income(1)	Interest Expense	Net Income	EPS(2)
25	$3,152	$—	$3,152	$0.04
50	$6,368	$—	$6,368	$0.08
75	$9,605	$—	$9,605	$0.11
100	$12,937	$—	$12,937	$0.15
200	$26,683	$—	$26,683	$0.32
300	$40,322	$—	$40,322	$0.48

(1)	Source: Hercules Capital Form 10-K for Q4 2017
(2)	EPS calculated on basic weighted shares outstanding of 83,843. Estimates are subject to change due to impact from active participation in the Company’s equity ATM program.

Existing Equity and Warrant Portfolio – Potential Future Additional Returns to Shareholders

Equity Portfolio

Hercules held equity positions in 52 portfolio companies with a fair value of $89.4 million and a cost basis of $136.2 million as of December 31, 2017. On a fair value basis, 26.0% or $22.8 million is related to existing public equity positions, at December 31, 2017.

Warrant Portfolio

Hercules held warrant positions in 137 portfolio companies with a fair value of $36.8 million and a cost basis of $43.6 million as of December 31, 2017.

Portfolio Company IPO and M&A Activity in Q4 2017

For the year ended 2017, Hercules Capital portfolio companies achieved 19 completed or announced M&A deals and 3 IPOs, for a total of 22 liquidity events.

IPO Activity

1.	In December 2017, Hercules’ Portfolio company Quanterix Corporation (NASDAQ: QTRX), a company digitizing biomarker analysis to advance the science of precision health, completed its IPO and raised $64.1 million by offering more than 4.3 million shares of common stock at $15.00 per share. Hercules held 84,778 shares of common stock and warrants for 66,039 shares of common stock, respectively, as of December 31, 2017, which represents an unrealized gain of approximately $1.2 million as of the closing price of $21.47 for Quanterix on December 29, 2017.

2.	In November 2017, Hercules’ portfolio company Aquantia Corporation (NYSE: AQ), a leader in the design, development and marketing of advanced, high-speed communications ICs for Ethernet connectivity, raised approximately $61.3 million by offering 6.8 million shares of its common stock at $9.00 per share. Hercules held warrants for 19,683 shares of common stock, as of December 31, 2017, which represents an unrealized gain of approximately $5,000 as of the closing price of $11.33 for Aquantia on December 29, 2017.

3.	In October 2017, Hercules’ portfolio company ForeScout Technologies, Inc. (NASDAQ: FSCT), a leading Internet of Things security company, completed its IPO and raised approximately $117.0 million by offering 5.3 million shares of its common stock at $22.00 per share. Hercules held 199,844 shares of common stock, respectively, as of December 31, 2017, which represents an unrealized gain of approximately $5.8 million as of the closing price of $31.89 for ForeScout on December 29, 2017.

As of December 31, 2017, Hercules held warrant and equity positions in two (2) portfolio companies that had filed Registration Statements confidentially under the JOBS Act in contemplation of a potential IPO.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

1.	In August 2017, Hercules’ portfolio companies Cempra, Inc. (NASDAQ: CEMP), a clinical-stage pharmaceutical company focused on developing differentiated anti-infectives for acute care and community settings to meet critical medical needs in the treatment of infectious diseases, and Melinta Therapeutics, Inc., a privately held company focused on discovering, developing, and commercializing novel antibiotics to treat serious bacterial infections, announced that the companies had entered into a definitive agreement under which Melinta will merge with a subsidiary of Cempra. The deal closed on November 6, 2017. Melinta Therapeutics commenced trading on November 6, 2017 on the NASDAQ Global Market under the symbol “MLNT.” Hercules committed $40.0 million in venture debt financing to Cempra from 2011 to 2014. Hercules initially committed $30.0 million in venture debt financing to Melinta in December 2014 and held 43,840 shares of common stock and warrants for 31,655 shares of common stock as of December 31, 2017.

2.	In September 2017, Hercules’ portfolio company PeerApp Ltd., a leading provider of content delivery platforms, was acquired by ESW Capital, LLC, a private equity firm that specializes in buying and growing mature business software companies. Terms of the transaction were not disclosed. Hercules initially committed $3.0 million in venture debt financing in May 2010 and held warrants for 298,779 shares of Preferred Series B stock as of December 31, 2017.

3.	In November 2017, Hercules’ portfolio company Sonian Inc., a leading provider of public cloud archiving and business insights, was acquired by Barracuda Networks, Inc. (NYSE: CUDA), a leading provider of cloud-enabled security and data protection solutions. Terms of the transaction were not disclosed. Hercules initially committed $5.5 million in venture debt financing in December 2013 and held warrants for 185,949 shares of Preferred Series C stock as of September 30, 2017. As a result of the transaction, Hercules’ warrants were no longer outstanding as of December 31, 2017.

4.	In October 2017, Hercules’ portfolio company Neothetics, Inc. (NASDAQ: NEOT) a clinical-stage specialty pharmaceutical company that has been focused on developing therapeutics for the aesthetic market, announced they have entered into a definitive agreement under which privately-held Evofem Biosciences will merge with a wholly-owned subsidiary of Neothetics in an all-stock transaction. In January 2018, Evofem completed the reverse merger acquisition of Neothethics. The merged company will operate as Evofem Biosciences, Inc. Upon closing of the transaction, Neothetics will be renamed Evofem Biosciences, Inc. The stock began trading on the Nasdaq Capital Market under the ticker symbol “EVFM.” Hercules initially committed $10.0 million in venture debt financing in June 2014, and currently holds warrants for 46,838 shares of common stock as of December 31, 2017.

Distributions

The Board of Directors has declared a fourth quarter cash distribution of $0.31 per share. This distribution would represent the Company’s 50th consecutive distribution declaration since its IPO, bringing the total cumulative distribution declared to date to $14.02 per share. The following shows the key dates of our fourth quarter 2017 distribution payment:

Record Date	March 5, 2018
Payment Date	March 12, 2018

Hercules’ Board of Directors maintains a variable distribution policy with the objective of distributing four quarterly distributions in an amount that approximates 90% to 100% of the Company’s taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, the Company’s Board of Directors may choose to pay an additional special distribution, or fifth distribution, so that the Company may distribute approximately all its annual taxable income in the year it was earned, or it can elect to maintain the option to spill over the excess taxable income into the coming year for future distribution payments.

The determination of the tax attributes of the Company’s distributions is made annually as of the end of the Company’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. Of the distributions declared during the quarter ended December 31, 2017, 100% were distributions derived from the Company’s current and accumulated earnings and profits.

Details of Distributions in 2017

The amounts shown in the table below represent the final accounting of the Company’s 2017 distributions. This information supersedes any estimated information that may have been provided during the year. These distributions were classified as follows:

Record Date	Payable Date	Total Paid Per Share	Ordinary Income Per Share	Long Term Capital Gains Per Share (1)	Interest – Related Dividends (2)
3/6/2017	3/13/2017	$0.3100	$0.3100	$0.0000	100.00%
5/15/2017	5/22/2017	$0.3100	$0.3100	$0.0000	100.00%
8/14/2017	8/21/2017	$0.3100	$0.1510	$0.1590	100.00%
11/13/2017	11/20/2017	$0.3100	$0.3100	$0.0000	100.00%

		$1.2400	$1.0810	$0.1590

% of Total Dividends Per Share		100.0000%	87.1619%	12.8381%

(1)	The Company hereby designates these distributions as amounts eligible for treatment as capital gain dividends in accordance with IRC Sections 852(b)(3) and 854(a).
(2)	The Company hereby designates the above percentages of each of the total dividends by payment date as Interest-Related dividends in accordance with IRC Section 871(k).

This press release is not intended to constitute tax, legal, investment, or other professional advice. This is general information and should not be relied upon for tax purposes. Shareholders should consult their tax advisor for tax guidance pertinent to specific facts and circumstances.

Subsequent Events

1.	As of February 16, 2018, Hercules has:

a.	Closed debt and equity commitments of $52.4 million to new and existing portfolio companies, and funded $48.0 million since the close of the fourth quarter.

b.	Pending commitments (signed non-binding term sheets) of $205.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2018 Closed Commitments (as of February 16, 2018)(a)	$52.4
Q1 2018 Pending Commitments (as of February 16, 2018)(b)	$205.0
Year-to-date Closed and Pending Commitments	$257.4

Notes:

a.	Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.	In September 2017, Hercules’ portfolio company Inotek Pharmaceuticals Corporation (NASDAQ: ITEK), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of therapies for ocular diseases, and Rocket Pharmaceuticals Ltd. (NASDAQ: RCKT), a leading US-based gene therapy company, announced they had entered into a definitive merger agreement. The deal was completed and announced on January 4, 2018. The combined company will be named Rocket Pharmaceuticals, Inc. and is now listed on the NASDAQ Global Market under the symbol “RCKT” and began trading on January 5, 2018. Hercules committed $1.5 million in venture debt financing to Inotek in August 2007 and held 3,778 shares of common stock as of December 31, 2017.

3.	Subsequent to December 31, 2017, and as of February 16, 2018, the Company sold 478,000 shares of common stock for total accumulated net proceeds of approximately $6.2 million, including $56,000 of offering expenses, under the Equity Distribution Agreement. As of February 16, 2018, approximately 9.9 million shares remain available for issuance and sale under the equity ATM program.

Conference Call

Hercules has scheduled its fourth quarter and full-year 2017 financial results conference call for February 22, 2018 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 2785408 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 2785408.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) (“Hercules”) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $7.3 billion to over 410 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under the ticker symbol “HTGC.” In addition, Hercules has three outstanding bond issuances of 6.25% Unsecured Notes due July 2024 (NYSE: HTGX), 4.375% Convertible Senior Notes due February 2022 and 4.625% Unsecured Investment Grade Notes due October 2022.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

(unaudited)

(dollars in thousands, except per share data)

	December 31, 2017	December 31, 2016
Assets
Investments:
Non-control/Non-affiliate investments (cost of $1,506,454 and $1,475,918, respectively)	1,491,458	1,414,210
Control investments (cost of $25,419 and $22,598, respectively)	19,461	4,700
Affiliate investments (cost of $87,956 and $13,010, respectively)	31,295	5,032

Total investments in securities, at value (cost of $1,619,829 and $1,511,526, respectively)	1,542,214	1,423,942
Cash and cash equivalents	91,309	13,044
Restricted cash	3,686	8,322
Interest receivable	12,262	11,614
Other assets	5,244	7,282

Total assets	$1,654,715	$1,464,204

Liabilities
Accounts payable and accrued liabilities	$26,896	$21,463
Credit Facilities	—	5,016
2021 Asset-Backed Notes, net (principal of $49,153 and $109,205, respectively)(1)	48,650	107,972
Convertible Notes, net (principal of $230,000 and $0, respectively)(1)	223,488	—
2019 Notes, net (principal of $0 and $110,364, respectively)(1)	—	108,818
2022 Notes, net (principal of $150,000 and $0, respectivey)(1)	147,572	—
2024 Notes, net (principal of $183,510 and $252,873, respectively)(1)	179,001	245,490
Long-Term SBA Debentures, net (principal of $190,200 and $190,200, respectively)(1)	188,141	187,501

Total liabilities	$813,748	$676,260
Net assets consist of:
Common stock, par value	85	80
Capital in excess of par value	908,501	839,657
Unrealized depreciation on investments(2)	(79,760)	(89,025)
Accumulated undistributed realized gains (losses) on investments	(20,374)	14,314
Undistributed net investment income	32,515	22,918

Total net assets	$840,967	$787,944

Total liabilities and net assets	$1,654,715	$1,464,204

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	84,424	79,555
Net asset value per share	$9.96	$9.90

(1)	The Company’s SBA Debentures, 2019 Notes, 2022, Notes, 2024 Notes, 2021 Asset-Backed Notes, and Convertible Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.
(2)	Amounts include $2.1 million and $1.4 million, respectively, in net unrealized depreciation on other assets and accrued liabilities, including escrow receivables, estimated taxes payable and Citigroup w arrant participation agreement liabilities.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Investment income:
Interest and PIK interest income
Interest income:
Non-control/Non-affiliate investments	$42,743	$40,485	$160,131	$150,705
Control investments	311	31	1,304	38
Affiliate investments	553	15	801	160

Total interest income	43,607	40,531	162,236	150,903

PIK interest income:
Non-control/Non-affiliate investments	2,632	2,117	9,293	7,784
Control investments	155	32	667	40

Total PIK interest income	2,787	2,149	9,960	7,824

Total interest and PIK interest income	46,394	42,680	172,196	158,727

Fee Income:
Non-control/Non-affiliate investments	3,762	4,787	18,630	16,318
Control investments	—	5	11	6
Affiliate investments	42	—	43	—

Total fee income	3,804	4,792	18,684	16,324

Total investment income	50,198	47,472	190,880	175,051
Operating expenses:
Interest	9,811	8,710	37,857	32,016
Loan fees	3,228	1,345	8,728	5,042
General and administrative
Legal Expenses	780	823	4,572	4,823
Other Expenses	2,964	3,187	11,533	11,283

Total General and administrative	3,744	4,010	16,105	16,106
Employee compensation:
Compensation and benefits	7,279	6,863	24,555	22,500
Stock-based compensation	1,618	1,427	7,191	7,043

Total employee compensation	8,897	8,290	31,746	29,543

Total operating expenses	25,680	22,355	94,436	82,707
Other income (loss)	—	8,000	—	8,000

Net investment income	24,518	33,117	96,444	100,344
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	706	1,148	(10,235)	4,576
Control investments	(487)	—	(16,476)	—

Total net realized gain (loss) on investments	219	1,148	(26,711)	4,576

Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(1,623)	(18,964)	43,796	(29,970)
Control investments	(3,551)	(604)	14,152	(4,025)
Affiliate investments	(1,197)	(576)	(48,683)	(2,222)

Total net unrealized appreciation (depreciation) on investments	(6,371)	(20,144)	9,265	(36,217)

Total net realized and unrealized loss	(6,152)	(18,996)	(17,446)	(31,641)

Net increase in net assets resulting from operations	$18,366	$14,121	$78,998	$68,703

Net investment income before investment gains and losses per common share:
Basic	$0.29	$0.43	$1.16	$1.34

Change in net assets resulting from operations per common share:
Basic	$0.22	$0.18	$0.95	$0.91

Diluted	$0.22	$0.18	$0.95	$0.91

Weighted average shares outstanding
Basic	83,843	76,931	82,519	73,753

Diluted	84,027	76,968	82,640	73,775

Distributions declared per common share:
Basic	$0.31	$0.31	$1.24	$1.24

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended December 31,
Reconciliation of Net Investment Income to DNOI	2017	2016
Net investment income	$24,518	$33,117
Stock-based compensation	1,618	1,427

DNOI	$26,136	$34,544
DNOI per share-weighted average common shares
Basic	$0.31	$0.45

Weighted average shares outstanding
Basic	83,843	76,931

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. DNOI is a non-GAAP financial measure. The Company believes that DNOI provides useful information to investors and management because it serves as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

HERCULES CAPITAL, INC.

NON GAAP FINANCIAL MEASURES

(in thousands, except per share data)

December 31, 2017
Total Debt (Principal Outstanding)	$802,863
Long-term SBA Debentures	$(190,200)
Cash and cash equivalents	(91,309)

Numerator: net debt (total debt less cash and cash equivalents and SBA Debentures)	$521,354
Denominator: Total net assets	$840,967
Net Leverage Ratio	62.0%

Net leverage ratio is calculated by deducting the outstanding cash of $91.3 million and long-term SBA debentures of $190.2 million, at December 31, 2017 from total principal outstanding of $802.9 million divided by our total equity of $841.0 million, resulting in a net leverage ratio of 62.0%. Net leverage ratio is a non-GAAP measure and is not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company’s core businesses.